Exhibit 31

SECTION 302 CERTIFICATION

SERIES 2005-1G WST TRUST

I, Peter Walden, certify that:

1. I have reviewed the report for the period July 1 to September 30, 2006 on Form 10-K, and the report on Form 8-K containing distribution or servicing report filed in respect of the period covered by this report of Series 2005-1G WST Trust;

2. Based on my knowledge, the information in these reports, taken as a whole, does not contain any untrue statement of material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading as of the last day of the period covered by this annual report;

3. Based on my knowledge, the distribution or servicing information required to be provided to the trustee by the servicer under the pooling and servicing, or similar, agreement, for inclusion in these reports is included in these reports;

4. Based on my knowledge and upon the annual compliance statement included in the report and required to be delivered to the trustee in accordance with the terms of the pooling and servicing, or similar, agreement, and except as disclosed in the reports, the servicer has fulfilled its obligations under the servicing agreement; and

5. The reports disclose all significant deficiencies relating to the servicer’s compliance with the minimum servicing standards based upon the report provided by an independent public accountant, after conducting a review in compliance with the Uniform Single Attestation Program for Mortgage Bankers or similar procedure, as set forth in the pooling and servicing, or similar, agreement, that is included in these reports.

In giving the certifications above, I have reasonably relied on information provided to me by the following unaffiliated parties: EDS (Business Process Administration) Pty Limited and PricewaterhouseCoopers.

Signature:

/s/ Peter Walden
Peter Walden
22 November 2006

Title: Principal Financial Officer

Westpac Securitisation Management Pty Limited